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                                                                      EXHIBIT 99

[THE BANC CORPORATION LOGO]                                      [THE BANK LOGO]

              THE BANC CORPORATION COMPLETES SALE OF NON-PERFORMING
                       LOANS AND CERTAIN CLASSIFIED LOANS

         BIRMINGHAM, ALABAMA, OCTOBER 6, 2004: The Banc Corporation (NASDAQ-NMS:
TBNC) announced today that its subsidiary The Bank has completed the sale of certain non-performing loans and other classified, performing loans. The sale will favorably impact credit quality ratios for The Bank as of September 30, 2004. As a result of the sale and a one-time, pre-tax expense related to the sale of approximately $2.8 million, The Bank expects both Non-Accrual Loans as a percentage of Total Loans and Non-Performing Loans as a percentage of Total Loans to decrease to less than 1% as of September 30, 2004. As of June 30, 2004, these ratios were 2.46% and 2.63%, respectively.

         "The Banc Corporation and The Bank made a strategic decision to complete this transaction promptly, put past issues behind us and continue moving forward," said James A. Taylor, Chairman and Chief Executive Officer of The Banc Corporation. "Clearing our balance sheet of these loans has allowed us to sharpen our focus on, and allocate our resources to, strategic opportunities that will bring value to our stockholders and continue to position us well for 2005."

         The Bank was represented in the loan sale by The Carlton Group, Ltd.

         The Banc Corporation is a $1.35 billion community bank holding company headquartered in Birmingham, Alabama. The principal subsidiary of The Banc Corporation is The Bank, a southeastern community bank. The Bank has a total of twenty-six branches, with nineteen locations throughout the state of Alabama and seven locations along Florida's eastern panhandle.

         Statements in this document that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as


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"forward looking statements" for the purpose of the safe harbor provided by
Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The Banc Corporation cautions that such "forward looking statements," wherever they occur in this document or in other statements attributable to The Banc Corporation, are necessarily estimates reflecting the judgment of The Banc Corporation's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Such "forward looking statements" should, therefore, be considered in light of various important factors set forth from time to time in The Banc Corporation's reports and registration statements filed with the SEC. While it is impossible to list all such factors that could affect the accuracy of such "forward looking statements," some of those factors include general economic conditions, especially in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in the competitive environment in the markets served by The Banc Corporation; and changes in the loan portfolio and the deposit base of The Banc Corporation.

         The Banc Corporation disclaims any intent or obligation to update "forward looking statements."

         More information on The Banc Corporation and its subsidiaries may be obtained over the Internet at http://www.thebankmybank.com or by calling 1-877-326-BANK (2265).



FOR MORE INFORMATION CONTACT:

Company Contact: Tom Jung, Sr. Vice President & Director of Marketing and Investor Relations, Tel. #(205) 327-3547


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